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                                  Exhibit 99.1


                             FOR IMMEDIATE RELEASE


         BOSTON LIFE SCIENCES' ANTI-ANGIOGENIC FACTOR FOUND TO INHIBIT
                      HUMAN BREAST CANCER GROWTH IN MICE


BOSTON MA - JULY 7, 1997. BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSI) announced today that Troponin I, the Company's anti-angiogenic product in preclinical development, significantly inhibited the growth of experimental primary human breast cancer in mice. The Company said that in a recently-concluded experiment, where human breast cancer was implanted into nude mice and recombinant Troponin I was then administered subcutaneously over a 28 day period, tumor growth in the treated animals was significantly inhibited compared to tumor growth in the control mice.

"The results of this study, together with our previously reported results showing inhibition of human prostate cancer growth in mice by Troponin, provide further important evidence of the potential therapeutic efficacy of this naturally-derived anti-angiogenic protein for the treatment of a variety of clinically important solid tumors", stated Marc E. Lanser, MD, Chief Scientific Officer of BLSI. "Our preclinical development program for Troponin I is proceeding well. We have recently added two senior members to our preclinical and regulatory affairs staff in order to strengthen our development of Troponin and other products in our pipeline", added Dr. Lanser.

BLSI is engaged in the research and development of novel treatments for cancer, autoimmune diseases, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include Altropane for the diagnosis of Parkinson's Disease; the above-mentioned anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1) for the treatment of stroke and spinal cord injuries; THERAFECTIN/(R)/ for the treatment of Rheumatoid Arthritis; and transcription factors to control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200

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